EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Curis Reports First Quarter 2006 Financial Results

CAMBRIDGE, MA, May 9, 2006 - Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the first quarter ended March 31, 2006.

For the first quarter of 2006, Curis reported a net loss of $4,049,000, or ($0.08) per share, as compared to a net loss of $5,381,000 or ($0.11) per share for the same period in the prior year.

Net revenues for the first quarter of 2006 were $2,038,000 as compared to ($813,000) for the first quarter of 2005, an increase of $2,851,000. The increase in net revenues was primarily due to a decrease in contra-revenues recorded under the Company’s basal cell carcinoma co-development arrangement with Genentech (NYSE: DNA). Revenues are summarized by type and collaborator in the following table:

	Three Months Ended March 31,
	2006	2005
Gross revenues:
Genentech	$1,545,000	$979,000
Wyeth	674,000	925,000
Procter & Gamble	89,000	—
Spinal Muscular Atrophy Foundation	444,000	588,000
Other	112,000	—

Subtotal	2,864,000	2,492,000
Contra-revenue:
Genentech co-development contra-revenue	(826,000)	(3,305,000)

Net revenues	$2,038,000	$(813,000)

Gross revenues generated under the Company’s ongoing collaborations were $2,864,000 for the first quarter of 2006 as compared to $2,492,000 for the same period in the prior year, an increase of $372,000, or 15%. Curis also recorded $826,000 in contra-revenues for the first quarter of 2006 related to the Company’s equal share of development costs for the basal cell carcinoma product candidate under development with Genentech.

Operating expenses for the first quarter of 2006 were $6,389,000 as compared to $4,771,000 for the first quarter of 2005, an increase of $1,618,000, or 34%. The primary changes in research and development and general and administrative expenses are as follows:

Research and Development. Research and development spending was $3,485,000 for the first quarter of 2006 as compared to $3,053,000 for same period in 2005, an increase of $432,000 or 14%. Research and development costs by program are as follows:

	Quarter Ended March 31,
	2006	2005
Research and Development Program:
Hedgehog Antagonist - Cancer	$543,000	$955,000
Hedgehog Agonist – Nervous System Disorders	682,000	704,000
Hedgehog Agonist – Hair Growth	277,000	243,000
Discovery Research – Spinal Muscular Atrophy	636,000	661,000
Discovery Research – Other	1,092,000	542,000
Stock-Based Compensation	255,000	(52,000)

Total Research and Development Expense	$3,485,000	$3,053,000

General and Administrative. General and administrative spending was $2,886,000 for the first quarter of 2006 as compared to $1,700,000 for the same period in 2005, an increase of $1,186,000 or 70%. The increase in general and administrative expenses was principally due to $508,000 in stock-based compensation expense allocable to general and administrative costs, substantially all of which related to costs recorded as stock-based compensation expense during the first quarter of 2006 under the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments (SFAS 123R). Curis has elected the modified prospective application transition method of recording stock-based compensation costs covered under SFAS 123R and Curis expects to record compensation costs for all share-based payments covered under SFAS 123R in 2006 and future years. The Company will not record compensation expense under SFAS 123R for years prior to 2006.

In addition to an increase in stock-based compensation, the first quarter of 2006 also reflects a $321,000 increase in patent expenses and a $179,000 increase in professional service expenses attributable to the Company’s recently completed SEC review.

Other income for the first quarter of 2006 was $302,000 as compared to other income of $203,000 for the same period in 2005, an increase of $99,000. Other income in each period was principally due to interest income of $374,000 and $259,000 recorded during the quarters ended March 31, 2006 and 2005, respectively. These amounts were partially offset by interest expense of $72,000 and $82,000 in these same respective periods.

As of March 31, 2006, cash, cash equivalents, marketable securities and investments were $43,015,000 and there were 48,998,000 shares of common stock outstanding.

Contra-Revenue Accounting

As required under accounting rules outlined in Emerging Issues Task Force No. 01-9, the Company recorded contra-revenue for amounts that it paid to Genentech during the three-month period ending March 31, 2006, and for amounts that Curis owed to Genentech as of March 31, 2006 that will be paid subsequent to the end of the quarter, for the reimbursement of the Company’s equal share of costs incurred by Genentech in connection with the co-development of the basal cell carcinoma product candidate. These contra-revenues offset gross revenues recorded under the Company’s collaborations and research grant. Amounts paid by the Company to Genentech under the co-development arrangement will be recorded first as contra-revenues to the extent of both cumulative revenues recognized to-date and probable future revenues, which include any unamortized deferred revenue balances under both collaborations with Genentech, and then as expense.

Recent Developments

In January 2006, Curis and Genentech provided an update on the Hedgehog antagonist basal cell carcinoma program that is currently under co-development with Genentech. As previously announced, preliminary data from the first two of three segments of the Phase I clinical trial revealed no significant safety concerns and suggested some signs of activity, although there was less clinical activity observed than anticipated. Final data from all three segments is planned to be unblinded and analyzed in late 2006; Curis had originally anticipated that data would be available in June 2006.

Earlier today, Curis announced that Genentech has extended funding to support Curis personnel to perform research services through December 2006, with an option to extend further research funding through June 11, 2007, if both parties agree. It is currently expected that Curis personnel would support the two companies’ ongoing research in the systemic Hedgehog antagonist program and development of xenograft models for use in other Genentech programs. Under the terms of the amendment that extends funding, these researchers could also support efforts on other collaborative programs between the two companies.

In addition, on April 3, 2006, Curis announced the presentation of data at the 97th Annual Meeting of the American Association for Cancer Research (AACR). The preclinical animal model data presented suggested that a Hedgehog antagonist inhibited the growth of tumors in pancreatic cancer and small cell lung cancer. These data were generated as part of Curis’ ongoing collaboration with Genentech to develop systemically administered Hedgehog small molecule antagonists for the potential treatment of solid tumors.

First Quarter 2006 Highlights

•	In March 2006, Curis announced that it had received the first preclinical milestone, a $1,000,000 cash payment, in its hair growth program with Procter & Gamble Pharmaceuticals, a division of The Procter & Gamble Company. The program is focused on the potential development of a topical Hedgehog agonist for hair growth disorders, such as male pattern baldness and female hair loss.

•	Also in March 2006, Curis announced that following a routine review by the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005, the audit committee of its board of directors determined that Curis should restate its financial results for 2003, 2004 and for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. The restatement related to amounts that had already been fully collected, and did not impact cash, cash equivalents, marketable securities or investments.

•	In February 2006, Curis was issued U.S. patent 6,994,990, entitled ”Active Modified Hedgehog Proteins.” The claims of this patent recite methods of producing Hedgehog protein in a baculovirus expression system during fermentation and have broad application for Curis’ Hedgehog pathway programs.

“The first quarter of 2006 saw significant events in our Hedgehog antagonist programs. The interim analysis of the data in the Phase I clinical trial for basal cell carcinoma revealed no significant safety concerns. Although the initial clinical activity was not in line with our expectations, we are looking forward to reviewing the rest of the data by the end of the year.

We believe that the preclinical data on pancreatic and small cell lung cancer presented at AACR were very positive and highlighted the progress that we have been making in our collaboration with Genentech towards potentially bringing a Hedgehog antagonist into the clinic for solid tumors,” Daniel Passeri, Curis’ President and Chief Executive Officer, stated. “We continue to make progress in our other programs and were especially pleased to have achieved the first preclinical milestone in our hair growth program with Procter & Gamble.”

The Company will hold a conference call today, May 9, 2006, at 10:00 A.M. EDT, to discuss its financial results, the progress of its therapeutic product development programs, and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call.

To access the live conference call, please call 800.573.4840 from the United States or Canada or 617.224.4326 from other locations, shortly before 10:00 A.M. EDT. The conference ID number is 93738734. The conference call can also be accessed on the Curis website at www.curis.com in the Investor Relations section. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EDT, Tuesday, May 23, 2006. To access the replay, please call 888-286-8010 from the United States or Canada or 617-801-6888 from other locations and reference the conference ID number 70766042.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended March 31,
	2006	2005
Revenues:
Research and development contracts	$2,572,946	$2,173,654
License fees	291,584	68,100
Substantive milestones	—	250,000

Gross revenues	2,864,530	2,491,754
Contra-revenues from co-development with Genentech	(826,100)	(3,304,502)

Net revenues	2,038,430	(812,748)
Operating expenses:
Research and development	3,484,643	3,053,023
General and administrative	2,885,738	1,699,652
Amortization of intangible assets	18,768	18,768

Total operating expenses	6,389,149	4,771,443

Loss from operations	(4,350,719)	(5,584,191)

Total other income, net	301,725	202,877

Net loss	$(4,048,994)	$(5,381,314)

Basic and diluted net loss per common share	$(0.08)	$(0.11)

Basic and diluted weighted average common shares outstanding	48,854,964	47,846,903

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2006	December 31, 2005
ASSETS

Cash, cash equivalents, marketable securities	$43,015,402	$44,209,322
Long-term investments - restricted	195,998	195,998
Accounts and notes receivable	1,333,226	1,002,511
Property and equipment, net	5,048,771	5,347,639
Intangible assets, net	8,990,282	9,009,050
Other assets	1,033,643	1,149,733

Total assets	$59,617,322	$60,914,253

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$6,495,766	$5,088,998
Debt and capital lease obligations, excluding convertible debt	2,910,668	3,226,712
Convertible debt	—	2,605,280
Deferred revenue	12,877,239	11,993,684

Total liabilities	22,283,673	22,914,674
Total stockholders’ equity	37,333,649	37,999,579

Total liabilities and stockholders’ equity	$59,617,322	$60,914,253

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development efforts involve the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several drug product candidates in the fields of cancer (under two collaborations with Genentech, one of which includes a co-development arrangement for a basal cell carcinoma product candidate that is currently in a Phase I clinical trials), neurological disorders (under collaboration with Wyeth), hair growth (under collaboration with Procter & Gamble), kidney and other diseases (licensed to Ortho Biotech Products and under development at Centocor, both subsidiaries of Johnson & Johnson), and cardiovascular disease. For more information, please visit the Curis web site at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expected timeline for the completion of its ongoing Phase I clinical trial and its expectations regarding the progress of our Hedgehog antagonist program for solid tumors, under development with Genentech. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the Company’s actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•	adverse results in the Company’s and its strategic collaborators’ and licensees’ product development programs; delays in enrolling patients for its basal cell carcinoma clinical trial;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by the Company and its collaborators and licensees;

•	the Company’s ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies;

•	changes in or the Company’s inability to execute its business plan;

•	the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates, fund its co-development obligations under its collaboration with Genentech and execute the Company’s business plan;

•	unplanned cash requirements and expenditures;

•	risks relating to the Company’s ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Wyeth, and Procter & Gamble as well as its license agreement with Ortho Biotech Products;

•	the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than the Company and its collaborators are able to;

•	and other risk factors identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

For Curis, Inc.

Michael P. Gray	Megan Burns
Chief Financial Officer	Director, Corporate Communications
(617) 503-6632	(617) 503-6658